Exhibit 10.1

AMENDMENT NO. 1

TO THE

GREIF, INC.

2005 OUTSIDE DIRECTORS EQUITY AWARD PLAN

The Greif, Inc. 2005 Outside Directors Equity Award Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Amendments:

(a) Section 4 of the Plan is hereby amended by deleting the first sentence and adding the following in lieu thereof:

“The total number of Shares reserved and available for issuance pursuant to Awards hereunder shall be Four Hundred Thousand (400,000) Shares (“Available Shares”).”

(b) Section 6, subsection (a) of the Plan is hereby amended by adding the following sentence at the end thereof:

“The exercise price per Share of any Stock Option granted under the Plan shall not be changed or modified after the time such Stock Option is granted unless such change or modification is made with the prior approval of the holders of a majority of the shares of Class B Common Stock of the Company.”

(c) Section 6 of the Plan is hereby amended by adding the following subsection (i):

“(i.) No Stock Option Repurchases Without Shareholder Approval.

The Committee shall not purchase Stock Options previously issued pursuant to the Plan from Participants for a share price greater than the current fair market value per share unless such purchase is made with the prior approval of the holders of a majority of the shares of Class B Common Stock of the Company.”

(d) Section 8, subsection (a) of the Plan is hereby amended by adding the following sentence at the end thereof:

“The grant price of an SAR Unit granted under the Plan shall not be changed or modified after the time such SAR Unit is granted unless such change or modification is made with the prior approval of the holders of a majority of the shares of Class B Common Stock of the Company.”

(e) Section 23 of the Plan is hereby amended in its entirety to read as follows:

“Section 23. Term of Plan.

No Awards shall be granted pursuant to the Plan unless and until approval of the Plan by the stockholders of the Company. No Awards shall be granted pursuant to the Plan on or after the twentieth anniversary of the Effective Date, but Awards granted prior to such twentieth anniversary may extend beyond that date.”

(f) The following Section 27 is hereby added to the Plan:

“Section 27. Ratification of 2015 Awards.

The awards made to outside directors on March 3, 2015 following the 2015 annual meeting of stockholders are ratified and approved.”

3. Effective Date; Construction: The effective date of this amendment is March 1, 2016 and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.

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